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Occidental Petroleum Corporation
(Name of Registrant as Specified In Its Charter)

Carl C. Icahn
Icahn Partners LP
Icahn Partners Master Fund LP
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Icahn Enterprises G.P. Inc.
Icahn Enterprises Holdings L.P.
IPH GP LLC
Icahn Capital L.P.
Icahn Onshore LP
Icahn Offshore LP
Beckton Corp.
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On July 25, 2019, Bloomberg published the following article, which includes certain statements by the Icahn Participants:

Carl Icahn Wins ISS Support for Initial Step to Shake Up Occidental

By Scott Deveau
Bloomberg, July 25, 2019

Carl Icahn’s effort to revamp Occidental Petroleum Corp.’s board got a boost from a prominent shareholder advisory firm Thursday.

Institutional Shareholder Services Inc. urged the oil explorer’s investors to support Icahn’s initial steps in his push to replace four directors. Doing so would also allow shareholders to have a voice on how the company handled its $38 billion agreement to buy Anadarko Petroleum Corp.

Occidental has argued that Icahn’s proposals divert attention at a pivotal point in the company’s history. While that’s a fair point, it’s equally important for shareholders to determine whether “this is a board that has adopted a parental ’I know best’ attitude,” ISS said.

Icahn said in an interview Thursday he has been “extremely encouraged” by the number of shareholders who have spoken out about their concerns over the way the company has acted since he went public with his campaign. He said he was “very pleased” with the ISS report.

“The company has made statements that I am disruptive in the boardroom,” he said. “I believe my own record over the past 30 years completely proves the fact that this another disingenuous statement by the company.”

He has consistently delivered strong results by holding executives and boards accountable when they have shown an inability to manage, he said.

Icahn is seeking to replace Occidental Chairman Eugene Batchelder and three other directors over concerns about the Anadarko deal not being subject to a shareholder vote. He also doesn’t like the $10 billion in financing the company has agreed to take from Warren Buffett’s Berkshire Hathaway Inc. to help finance the largest oil industry deal in four years.

Right now, Occidental’s bylaws make it difficult for Icahn to rally enough support from shareholders to call a special meeting to even consider his proposals. So he’s taking a different approach.

The first step in that process: getting 20% of shareholders to ask Occidental’s board to set a record date for determining which investors would be allowed to vote on the matter. ISS supports that -- though the advisory firm said that doesn’t imply that it supports Icahn’s nominees or proposed changes at this point.

If Icahn wins the necessary support, he said he would seek to replace the directors through written consent.

Occidental said it disagreed with ISS’s recommendation to support the first step and only later focus on whether Icahn’s proposal would harm or further shareholder interests.

“Having acknowledged that the Icahn Group’s solicitation would divert management and board attention away from the very thing that is critical to long-term shareholder value – a successful integration of Anadarko – we believe that ISS’ logic in supporting this first step is flawed,” the company said in an emailed statement. It noted that the board had unanimously decided that setting the record date was not in the best interest of shareholders.

ISS also said in its report that the level of investor opposition to the reelection of Occidental’s directors in May is evidence of substantial frustration with the board that should be addressed.

“The fact that shareholders are seemingly being prevented from opining on a transformational and controversial transaction, along with the self-evident complexity of the consent solicitation process, suggests that a more open and thorough debate regarding Occidental’s strategic direction and overall governance would be beneficial,” it said.

CARL C. ICAHN AND THE OTHER PARTICIPANTS IN THE SOLICITATION (TOGETHER, THE “PARTICIPANTS”) FILED A DEFINTIVE SOLICITATION STATEMENT ON JULY 18, 2019 WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT WRITTEN REQUESTS FOR FIXING A RECORD DATE IN CONNECTION WITH THE PROPOSED ACTIONS BY WRITTEN CONSENT OF THE STOCKHOLDERS OF OCCIDENTAL PETROLEUM CORPORATION (“OCCIDENTAL”). SECURITY HOLDERS ARE ADVISED TO READ THE SOLICITATION STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION IS CONTAINED IN THE SOLICITATION STATEMENT. EXCEPT THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.20 PER SHARE, OF OCCIDENTAL OR AS OTHERWISE DISCLOSED IN THE SOLICITATION STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN OCCIDENTAL.